Exhibit 99.1

For immediate release	For more information, contact: Investor Relations (972) 699-4055 Email: investor@furmanite.com
FURMANITE CORPORATION REPORTS FIRST QUARTER 2011 RESULTS
Revenues Up 10%; Net Income Increased to $4.0 million; Earnings per Share to $0.11;
$0.08 Excluding Acquisition Related Tax Benefit in the Quarter
DALLAS, TEXAS (May 10, 2011) — Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended March 31, 2011. Revenues were up 10% to $73.1 million, compared with $66.4 million for the first quarter 2010. Net income for the quarter increased to $4.0 million after net-of-tax restructuring costs of $89,000 and an income tax benefit of $1.2 million related to the SLM acquisition. This compares with net income for the prior year first quarter of $391,000, which included net-of-tax restructuring costs of $1.6 million. Foreign currency fluctuations favorably impacted the company’s first quarter 2011 revenues, operating income and net income by approximately $1.7 million, $176,000 and $68,000, respectively, for the quarter. Earnings per share (diluted) were $0.11, or $0.08 excluding the acquisition related tax benefit in the quarter. This compares with first quarter 2010 earnings per share (diluted) of $0.01.
“Our first quarter performance confirms the progress we anticipated as a result of the restructuring initiatives we substantially completed last year. We benefited from a $6.6 million improvement in revenues and a $745,000 reduction in sales, general and administrative expenses, exclusive of restructuring costs, when compared with the first quarter last year. Those expenses as a percentage of revenue continue to move downward from 2010, and are substantially below 2009 levels,” said Charles R. Cox, chairman and CEO of Furmanite Corporation.

2435 North Central Expressway, Suite 700 Richardson, Texas 75080 972-699-4055

Mr. Cox continued, “This improvement is primarily the result of actions we have taken to impact the variables we control. On a global basis, we have not yet seen a consistent pattern of improvement in our markets from the tough conditions we experienced throughout 2009 and 2010. Although we are encouraged by early signs of improvement in some regions and industries we serve, we are taking nothing for granted. We remain focused on doing what is absolutely within our control to maximize our performance and profitability, no matter how dynamic or challenging future markets may prove to be. With our cost structure now balanced to our revenues, we continue a relentless drive to improve customer service, execution fundamentals, organizational effectiveness and marketing outreach, while embedding the culture change needed to support our long term success. These objectives are among our top priorities as we move beyond the turnaround of Furmanite in 2010 to the fundamental transformation needed to assure significant and sustainable future growth. Our first quarter results simply indicate we are doing the right things and moving in the right direction.”
Joseph Milliron, Furmanite President and COO, said: “Around the world, we are experiencing a lot of energy and momentum from what really is a major culture change in Furmanite. We’re also seeing that translate into a positive impact on the business. A case in point is our Americas operation, which increased revenues by 27% this quarter when compared to last year’s first quarter. And we did this in spite of very challenging weather that affected many parts of the country for a long period of time. Looking ahead, we’re keeping our focus on the customer and building our strategies for growth on a strong foundation.”
ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 75 offices on six continents. The company recently expanded its global capabilities to deliver specialized solutions for large-scale equipment or operations through the acquisition of Self Leveling Machines International Pty Ltd. and Self Leveling Machines, Inc. (collectively “SLM”), based in Melbourne, Australia, and Houston, Texas. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data)
(Unaudited)

	For the Three Months
	Ended March 31,
	2011	2010
Revenues	$73,054	$66,435

Costs and expenses:
Operating costs	50,443	45,662
Depreciation and amortization expense	1,875	1,549
Selling, general and administrative expense	16,911	18,763

Total costs and expenses	69,229	65,974

Operating income	3,825	461

Interest income and other income (expense), net	122	342

Interest expense	(240)	(241)

Income before income taxes	3,707	562

Income tax benefit (expense)	319	(171)

Net income	$4,026	$391

Earnings per common share — Basic	$0.11	$0.01

Earnings per common share — Diluted	$0.11	$0.01

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010

Cash	$33,121	$37,170
Trade receivables, net	68,099	63,630
Inventories, net	27,490	24,366
Other current assets	6,844	5,951

Total current assets	135,554	131,117

Property and equipment, net	34,690	30,720
Other assets	26,085	20,264

Total assets	$196,329	$182,101

Total current liabilities	$48,266	$42,936
Total long-term debt	32,797	30,085
Other liabilities	11,247	10,992
Total stockholders’ equity	104,019	98,088

Total liabilities and stockholders’ equity	$196,329	$182,101

FURMANITE CORPORATION
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)
(Unaudited)

	For the Three Months Ended
	March 31,
	2011	2010

Net income	$4,026	$391

Depreciation, amortization and other non-cash items	1,190	2,182
Working capital changes	(5,241)	(4,521)

Net cash used in operating activities	(25)	(1,948)

Capital expenditures	(759)	(2,365)
Acquisition of assets and business	(3,921)	(200)
Payments on debt	(35)	(52)
Proceeds from sale of assets	32	164
Effect of exchange rate changes on cash	659	(298)

Decrease in cash and cash equivalents	(4,049)	(4,699)
Cash and cash equivalents at beginning of period	37,170	36,117

Cash and cash equivalents at end of period	$33,121	$31,418